Exhibit 10.6
EXECUTION COPY
[Company Letterhead]
April 11, 2010
Robert Gaudette
1155 Perimeter Center West
Atlanta, GA 30338
     Dear Mr. Gaudette:
          On behalf of Mirant Corporation (the “Company”), I am pleased to confirm that RRI Energy, Inc. (“Parent”) will offer you employment as Chief Commercial Officer of Parent, effective upon the Effective Time (as defined under the Agreement and Plan of Merger by and among the Company, RRI Energy, Inc. and RRI Energy Holdings, Inc., dated as of April 11, 2010 (the “Merger Agreement”)). This Letter will be of no force or effect if the Merger Agreement terminates before the Effective Time.
          The location of your employment will be in Houston, Texas. The details of your compensation and relocation package will follow.
          The Company’s failure to cause Parent to assume this Letter as of the Effective Time or to offer you employment in accordance with the terms of this Letter will constitute Good Reason under the Change in Control Severance Plan (“CIC Severance Plan”).
          Please sign in the space below to formally accept this Letter and to acknowledge that, notwithstanding anything in the CIC Severance Plan to the contrary, the relocation of your job to Houston, Texas in connection with your promotion as described herein will not constitute Good Reason as defined under the CIC Severance Plan.
          Please return the original to Julia Houston.

Very Truly Yours,
/s/ Julia A. Houston
Julia A. Houston

Accepted and Agreed:

/s/ Robert Gaudette	April 9, 2010
Name: Robert Gaudette	Date: